Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 23, 2003

Date of report (Date of earliest event reported)

dELiA*s Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-25347	13-3963754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

	435 Hudson Street, New York, New York	10014
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 807-9060

Former name or former address, if changed since last report)

Item 5.        Other Events and Required FD Disclosure.

                As previously disclosed, on May 13, 2003, the Company received a Nasdaq Staff Determination that the Company failed to comply with Nasdaq’s minimum bid price requirement for continued listing on the Nasdaq National Market set forth in Nasdaq Marketplace Rule 4450(a)(5), and that the Common Stock was, therefore, subject to delisting from the Nasdaq National Market. On May 15, 2003, the Company requested continued listing on the Nasdaq National Market, notwithstanding the Staff’s determination that the Company failed to comply with the minimum bid price requirement. By letter dated May 16, 2003, David A. Donahoe, Jr., Chief Counsel and Associate Vice President, Nasdaq Listing Qualifications Hearings, advised the Company that its request for continued listing would be considered at an oral hearing on June 26, 2003. Various representatives of the Company attended the hearing on June 26, 2003 and presented the Company’s arguments for continued listing on the Nasdaq National Market.

On July 23, 2003, the Company received notification from Nasdaq that its shares will continue to be listed on the Nasdaq National Market pursuant to the following exception: on or before September 23, 2003, the Company must evidence a closing bid price of its Common Stock of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

Also as previously disclosed, on July 22, 2003, the Company filed a preliminary proxy statement relating to a Special Meeting of Stockholders to be held on September 9, 2003, at which the stockholders will be asked to authorize a reverse stock split which, if authorized, will be implemented if the Board of Directors determines that it is in the best interests of the Company to do so.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s Corp.

Date:	July 28, 2003	By:	/s/ Stephen I. Kahn
Name: Stephen I. Kahn
Title: Chairman of the Board and
Chief Executive Officer